EXHIBIT 99.1

SAB Biotherapeutics Announces 1-for-10 Reverse Stock Split

SIOUX FALLS, S.D., Jan 2, 2024 (GLOBE NEWSWIRE) -- SAB Biotherapeutics, Inc. (Nasdaq: SABS), a clinical-stage biopharmaceutical company with a novel immunotherapy platform developing a fully-human anti-thymocyte immunoglobulin (hIgG) for disease-modification of Type 1 Diabetes (T1D), today announced that it will effect a reverse stock split of its outstanding shares of common stock, effective as of 12:01 a.m. Eastern Time on January 5, 2024.

SAB’s common stock will continue to be traded on the NASDAQ capital market under the symbol “SABS” and will begin trading on a reverse stock split-adjusted basis at the opening of the market on Friday, January 5, 2024. The new CUSIP number for the split-adjusted common stock will be 78397T 202. SAB’s publicly traded warrants will continue to trade on Nasdaq under the symbol “SABSW” and the CUSIP number for the warrants will remain unchanged

At the Company's special meeting of stockholders on January 2, 2024, the stockholders approved a proposal to amend the Company's Certificate of Incorporation to effect a reverse split of the Company's outstanding common stock at a ratio in the range of 2-for-3 to 1-for-10, with such final ratio to be determined at the discretion of the Board of Directors (the “Board”). The specific 1-for-10 ratio was subsequently determined by the Board following the conclusion of the special stockholders meeting. The reverse stock split is primarily intended to increase SAB’s per share trading price to bring SAB into compliance with Nasdaq’s listing requirement regarding minimum share price and maintain SAB’s listing on Nasdaq.

SAB has filed an amendment to its certificate of incorporation, which was accepted for filing by the Department of State of Delaware on January 2, 2024. Upon the effectiveness of the reverse stock split at 12:01 a.m. January 5, 2024, every ten shares of issued and outstanding common stock will automatically be combined and converted into one issued and outstanding share of common stock. No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of shares of common stock not evenly divisible by the reverse stock split ratio will automatically be entitled to receive a cash payment in lieu of such fractional shares. The reverse stock split will reduce the number of issued and outstanding shares of SAB’s common stock from approximately 92.25 million to approximately 9.225 million.

The reverse stock split will not reduce the number of authorized shares of common stock or change the par value of the common stock. The reverse stock split will affect all stockholders uniformly and will not affect any stockholder's ownership percentage of SAB’s shares of common stock (except to the extent that the reverse stock split would result in some of the stockholders receiving cash in lieu of fractional shares). The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. All outstanding stock options, warrants, restricted stock units, and similar securities entitling their holders to receive or purchase shares of common stock will be proportionally adjusted as a result of the reverse stock split, both in terms of their exercise prices or other stock price thresholds and as well as to the number of underlying shares, as required by the terms of each security. Accordingly, with respect to SAB’s publicly traded warrants trading under the symbol “SABSW,” every ten warrants outstanding immediately prior to the reverse stock split will be exercisable for one share of common stock at an exercise price of $115.00 per share, which is ten times $11.50, the exercise price per share prior to the effectiveness of the reverse split. Proportional adjustments will also be made to the Company’s Series A Convertible Preferred Stock and the triggering event price targets pursuant to vesting provisions under SAB’s “Earn-Out” provisions of SAB’s Agreement and Plan of Merger dated June 21, 2021, as amended.

Detailed information about the reverse stock split can be found in the definitive proxy statement filed with the Securities and Exchange Commission on December 18, 2023, a copy of which will be made available on the Company’s website under the Investor Relations page.

About SAB Biotherapeutics, Inc.

SAB Biotherapeutics (SAB) is a clinical-stage biopharmaceutical company focused on developing fully human, multi- targeted, high-potency immunoglobulins (IgGs), without the need for human donors or convalescent plasma, to treat and prevent immune and autoimmune disorders. The company’s lead asset, SAB-142, targets type 1 diabetes (T1D) with a disease-modifying therapeutic approach that aims to change the treatment paradigm by delaying onset and potentially preventing disease progression. Using advanced genetic engineering and antibody science to develop Transchromosomic (Tc) Bovine™, the only transgenic animal with a human artificial chromosome, SAB’s DiversitAb™ drug development production system is able to generate a diverse repertoire of specifically targeted, high-potency, fully-human IgGs that can address a wide range of serious unmet needs in human diseases without the need for convalescent plasma or human donors. For more information on SAB, visit: https://www.SAb.bio/.

Forward-Looking Statements

Certain statements made herein that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “to be,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding future events, including the development and efficacy of our T1D program, and other discovery programs, the impact the reverse stock split will have on the Company’s common stock, the closing of each tranche of the Company’s private placement offering, the timely funding to the Company by each investor in the private placement offering, financial projections and future financial and operating results (including estimated cost savings and cash runway), the outcome of and potential future government, and other third-party collaborations or funded programs.

These statements are based on the current expectations of SAB and are not predictions of actual performance, and are not intended to serve as, and must not be relied on, by any investor as a guarantee, prediction, definitive statement, or an assurance, of fact or probability. These statements are only current predictions or expectations, and are subject to known and unknown risks, uncertainties and other factors which may be beyond our control. Actual events and circumstances are difficult or impossible to predict, and these risks and uncertainties may cause our or our industry’s results, performance, or achievements to be materially different from those anticipated by these forward-looking statements. A further description of risks and uncertainties can be found in the sections captioned “Risk Factors” in our most recent annual report on Form 10-K, as amended, subsequent quarterly reports on Form 10-Q, as may be amended or supplemented from time to time, and other filings with or submissions to, the U.S. Securities and Exchange Commission, which are available at https://www.sec.gov/. Except as otherwise required by law, SAB disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date they were made, whether as a result of new information, future events, or circumstances or otherwise.

CONTACTS

Media Relations:
SAbPR@westwicke.com

Investor Relations:
matt@milestone-advisorsllc.com